Ex. 99.28(d)(24)(iii)

Amendment to Amended and Restated Sub-Advisory Agreement Between

Jackson National Asset Management, LLC and Franklin Advisers, Inc.

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and Franklin Advisers, Inc., a California corporation and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser (the “Parties”) entered into an Amended and Restated Sub-Advisory Agreement, effective September 1, 2022 (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios (each, a “Fund”) of JNL Series Trust (the “Trust”), as listed on Schedule A to the Agreement.

Whereas, pursuant to the Agreement, the Adviser agreed to pay sub-advisory fees as set forth on Schedule B to the Agreement to the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser, and the Sub-Adviser agreed to accept such sub-advisory fees as full compensation under the Agreement for such services and expenses.

Whereas, the Board of Trustees of the Trust has approved, and the Parties have agreed to amend the sub-advisory fees, as set forth on Schedule B of the Agreement, to reflect fee reductions for the JNL/Franklin Templeton Income Fund, effective September 1, 2025.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated September 1, 2025, attached hereto.

2)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

3)	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

4)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective as of September 1, 2025.

Jackson National Asset Management, LLC		Franklin Advisers, Inc.

By:	/s/ Emily J. Bennett	By:	/s/ Edward J. Perks
Name:	Emily J. Bennett	Name:	Edward J. Perks
Title:	VP and Deputy General Counsel	Title:	President and CIO

Schedule B

Dated September 1, 2025

(Compensation)

JNL/Franklin Templeton Income Fund
Average Daily Net Assets	Annual Rate
$0 to $500 million	0.310%
$500 million to $1 billion	0.290%
$1 billion to $1.5 billion	0.270%
Amounts over $1.5 billion	0.250%

B-1